Exhibit 10.6

SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of February 6th, 2019 and effective as of December 15, 2018 (the “Effective Date”), by and between Salarius Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”), and Scott Jordan (the “Executive”), an individual residing at the address set forth on the signature page below.

W I T N E S S E T H:

WHEREAS, the Company and the Executive previously entered into an Amended and Restated Agreement dated as of July 1, 2016, which was subsequently amended on March 13, 2017 and May 15, 2017 (as amended, the “Prior Agreement”);

WHEREAS, the Company and the Executive also entered into a full-time employment offer letter dated as of June 15, 2018 (the “Offer Letter”); and

WHEREAS, the parties intend for this Agreement to amend and restate, replace and supersede the Prior Agreement and the Offer Letter in their entirety, and to provide for the continued employment of the Executive pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.    Employment. The Company hereby employs the Executive and the Executive hereby accepts employment as the Company’s Chief Financial Officer, upon the terms and conditions of this Agreement. The Executive shall report to David J. Arthur, Chief Executive Officer, in this position. The Executive shall be subject to an annual performance review during his employment by the Company, which shall occur in January following the applicable calendar year.

2.    Duties. The Executive shall faithfully perform all duties of the Company related to the position or positions held by the Executive, including, but not limited to, strategic planning, financial planning, financial documentation, controllership, financial management of investments (CPRIT, investors and foundations), preparation of business and marketing plans, raising funds, operational oversight of consultants and employees, and such other duties as are typical of the Chief Financial Officer of a similarly situated company and such other duties as are prescribed from time to time by the Chief Executive Officer of the Company. Specifically, the Executive’s duties for the Company shall include the following:

(a)

working as a representative of Salarius on one or more steering committees which may be established in connection with development alliances with third parties to assist the steering committees to perform their duties under applicable development agreements;

(b)	creating an integrated financial plan, tracking and comparing actual spending to plan, and raising capital and contributions to ensure that funds on hand are sufficient to support the financial plan;

(c)

managing the Cancer Prevention and Research Institute of Texas (CPRIT) financial CPRIT/Salarius relationship including but not limited to reporting, compliance, audit preparation, audit execution, expense and receipt tracking;

(d)

managing financial controllership and ensuring all financial statements, financial documents, ownership documents, tax filings, tax documents financial audits and equity owner questions are successfully addressed and completed in a timely and compliant manner as described by the appropriate state and federal laws and guidelines;

(e)	identifying individuals who might be suitable to provide services for Salarius as an employee, consultant or collaborator; and

(f)	overseeing the organizational functions of information technology, procurement, facilities and other functions as may be assigned by the Company.

The Executive shall be a full-time and an exempt at-will employee, and will devote approximately 40 hours of services per week, with the understanding that Executive will work such hours as are necessary to accomplish the specified goals and objectives, in furtherance of the Company’s best interests. The Executive shall comply with all Company policies, standards, rules and regulations (the “Company Policies”) and all applicable government laws, rules and regulations that are now or hereafter in effect. The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

3.    Term. Unless earlier terminated as provided herein, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until (a) the Executive resigns, with the request that the Executive provide two weeks prior written notice prior to such resignation, or (b) the Agreement is terminated in accordance with Section 5 below.

4.    Compensation. During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings).

(a)    Base Salary. The Executive shall receive a monthly salary of $18,333.33 (equal to an annual salary of $220,000) to be paid in installments on the Company’s regular bi-weekly paydays (the “Base Salary”), less applicable deductions and withholding taxes, while providing services under the terms of the Agreement, and Executive shall continue to receive a W-2 and be taxed as a W-2 employee of the Company.

(b)    Restricted Units. The Executive shall be eligible for the grant of Restricted Units or other equity during the Term based upon the Executive’s performance, which shall be awarded at the Board of Managers’ discretion.

(d)    Benefits. The Executive shall be entitled to receive benefits substantially similar to those set forth on the Executive Summary attached hereto as Exhibit A and incorporated herein by reference commencing on the Effective Date, in accordance with the terms and conditions of the applicable plan documents provided that the Executive meets the eligibility requirements thereof. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(e)    Vacation and Holidays. The Executive shall be entitled to four weeks (20 days) paid vacation per calendar year (with the vacation for any partial year being prorated) to be taken at such times as may be approved by the Chief Executive Officer. Vacation days earned in one calendar year may not be used in any subsequent calendar year. The Executive will also be eligible for Company paid holidays (currently nine per year plus three floating holidays). The Executive shall also be entitled to take time off for illness or personal emergencies, which shall not be counted as vacation days.

(f)    Relocation Expenses. If the Executive is required to move during the Term because of the Company’s relocation, the Company shall pay for reasonable relocation expenses, including but not limited to expenses related to packing and relocation of belongings, temporary living and reasonable travel expenses to effectuate the move (Executive and spouse), up to the maximum amount of $10,000 (exclusive of any gross-up amount required for tax purposes because of the taxable nature of some of the relocation expenses). All moving related expenses must be documented and requests for reimbursement must be made in accordance with the Company’s standard reimbursement policy. The Company and Executive shall enter into a relocation expense agreement if and when it becomes necessary to do so.

(g)    Business Expenses. The Company shall pay, or reimburse the Executive for, all reasonable expenses incurred by the Executive directly related to conduct of the business of the Company; provided that, the Executive has provided appropriate supporting documentation and complies with the Company’s policies for the reimbursement or advancement of business expenses that are now or hereafter in effect and provides the Chief Executive Officer with reasonable advance notice prior to decisions to incur significant expenses in the amount of $10,000 or more.

5.    Termination. This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a)    Termination by the Executive. The Executive may terminate this Agreement and Executive’s employment by the Company 30 days after providing written notice to the Company.

(b)    Termination by the Company. The Company may terminate this Agreement and the Executive’s employment by the Company upon notice to the Executive (or Executive’s personal representative):

(i)    at any time and for any reason;

(ii)    upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death;

(iii)    if the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement. For purposes of this Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that: (A) the Executive is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than 180 calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that the Executive will be able, within 180 calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Agreement;

(iv)    upon the liquidation, dissolution or discontinuance of business by the Company in any manner or the filing of any petition by or against the Company under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within 60 days after filing; provided that, such termination shall not prejudice the Executive’s rights as a member or a creditor of the Company; or

(v)    “for cause” (as defined herein). “For cause” shall be determined by the Board of Managers by a majority vote without the participation of the Executive in such vote and shall mean:

(A)    any material breach of the terms of this Agreement by the Executive, or the failure of the Executive to diligently and properly perform the Executive’s duties for the Company or the Executive’s failure to achieve the objectives specified by the Board of Managers, which breach or failure is not cured within 30 days after written notice thereof;

(B)    the Executive’s misappropriation or unauthorized use of the Company’s tangible or intangible property, or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation;

(C)    any material failure to comply with the Company Policies or any other policies and/or directives of the Board of Managers, which failure is not cured within 30 days after written notice thereof; provided, however, in the case of failure to comply with Company Policies related to harassment, unlawful discrimination, retaliation or workplace violence a 30-day cure period and written notice thereof is not required;

(D)    the Executive’s use of illegal drugs or any illegal substance, or the Executive’s use of alcohol in any manner that materially interferes with the performance of the Executive’s duties under this Agreement;

(E)    any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by the Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

(F)    the Executive’s failure to fully disclose any material conflict of interest that the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or

(G)    any adverse action or omission by the Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it.

(c)    Obligations of the Company Upon Termination.

(i)    Upon the termination of this Agreement by the Company pursuant to paragraph 5(b)(ii), (iii), (iv) or (v), the Company shall have no further obligations other than the payment of all compensation and other benefits payable to the Executive through the date of such termination which shall be paid on or before the Company’s next regularly scheduled payday following the termination date, unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount is calculable.

(ii)    Upon termination of this Agreement by the Company or its successor in interest pursuant to paragraph 5(b)(i) and provided that the Executive executes and does not revoke a release and settlement agreement in the form acceptable to the Company within the time period then-specified by the Company but in any event no later than 90 days after the date of termination (the “Release”), the Company shall: (a) pay the Executive an amount that is equal to 12 months of Executive’s then-current Base Salary, less applicable tax withholdings and deductions, with such payments to be made in equal semi-monthly installments in accordance with the Company’s standard payroll practices beginning on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release and continuing until such time as the amount has been paid in full; (b) as it applies to the health and welfare benefits Executive was enrolled in as of his last day of employment, subject to the

Executive’s timely election of continuation of coverage under COBRA or state law equivalent or enrollment in individual marketplace benefits, pay the Executive an amount that is equal to the aggregate total of the premium payments for the period of 12 months or until the date the Executive secures reasonably comparable coverage with another employer, if sooner, less applicable taxes and withholdings, with such payments to be made to the Executive in equal monthly or semi-monthly installments in accordance with the Company’s standard payroll practices beginning on the first regularly scheduled pay date processed after Executive has executed, delivered to the Company and not revoked the Release (if applicable); provided, however, that in all cases, Executive shall be responsible for payment of the COBRA or other applicable premium after the expiration of the 12 month period specified above; and

(iii)    Upon termination of the Agreement by the Company or a successor or interest pursuant to paragraph 5(b)(i) or by the Executive for Good Reason (as defined below) within the twelve (12) month period following a Change in Control and provided that the Executive executes and does not revoke a release and settlement agreement in the form acceptable to the Company within the time period then-specified by the Company but in any event no later than 90 days after the date of termination (the “Release”), the Company shall: (a) pay the Executive an amount equal to 12 months of Executive’s then-current Base Salary (less all applicable withholdings and deductions), with such payments to be made in equal semi-monthly installments in accordance with the Company’s standard payroll practices beginning on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release and continuing until such time as the amount has been paid in full; (b) as it applies to the health and welfare benefits Executive was enrolled in as of his last day of employment, subject to the Executive’s timely election of continuation of coverage under COBRA or state law equivalent or enrollment in individual marketplace benefits, pay the Executive an amount that is equal to the aggregate total of the monthly premium payments for the period of 12 months or until the date the Executive secures reasonably comparable coverage with another employer, if sooner, less applicable taxes and withholdings, with such payments to be made to the Executive in equal monthly or semi-monthly installments in accordance with the Company’s standard payroll practices beginning on the first regularly scheduled pay date processed after Executive has executed, delivered to the Company and not revoked the Release (if applicable); provided, however, that in all cases, Executive shall be responsible for payment of the COBRA or other applicable premium after the expiration of the 12 month period specified above.

For the purposes herein, “Change in Control” shall mean (A) a financing transaction or any transaction designed by the Company to raise money for the continuing operations of the Company or any sale, exchange, transfer, or issuance, or related series of sales, exchanges, transfers, or issuances, of the Company’s equity units by the Company or any holder or holders thereof, in which the holders of the Company’s equity units immediately prior to such financing transaction or transaction designed by the Company to raise money for the continuing operations of the Company or such sale, exchange, transfer, or issuance, or related series of sales, exchanges, transfers, or issuances, no longer hold as of record or retain beneficial ownership of at least fifty percent (50%) of the Company’s outstanding equity units immediately after any such financing transaction or transaction designed by the Company to raise money for the continuing operations of the Company or such sale, exchange, transfer, or issuance, or related series of sales, exchanges, transfers or issuances; or (B) a significant transaction involving the out-licensing of the Company’s lead clinical asset, a sale of substantially all of the assets of the Company, or a liquidation or dissolution of the Company.

For the purposes herein, “Good Reason” shall mean the occurrence of any of the following actions that have been taken by the Company without the Executive’s consent:

(i)    Executive’s salary, bonus or equity are reduced or diminished, or the Executive’s duties and responsibilities or position are reduced or diminished to less than an executive “C” level position (Chief Officer of the company in some significant policy making or implementing capacity):

(ii)    the Company materially breaches its obligations under this Agreement; or

(iii)    the Executive is required to relocate by more than 50 miles outside the extraterritorial jurisdiction of Houston, Texas.

Good Reason shall not exist under action (i) above if the Company finds Executive another position among its affiliated companies at the same salary, position and duties across one or more affiliate companies. In addition to any requirements set forth above, in order for any of the conditions or events set forth in actions (i) through (iii) above to constitute “Good Reason,” the Executive must inform the Company of the existence of the event within 90 days of the initial existence of the event, after which date the Company fails to cure the event which otherwise would constitute Good Reason hereunder within 90 days of the receipt of notice from the Executive and the Executive must terminate employment with the Company for such Good Reason no later than six (6) months after the initial existence of the event which prompted the Executive’s termination.

(d)    Resignation as Officer and Director. Upon termination of this Agreement and the Executive’s employment hereunder for any reason by either party, the Executive shall be deemed to have resigned from all offices and positions the Executive may hold with the Company at such time including, as a Manager or from any other positions as an officer of the Company.

6.    Representations and Warranties.

(a)    The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company. The Executive represents and warrants ‘to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b)    The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive’s responsibilities for the Company, any materials or documents of a former employer, partnership or those with a proprietary form of ownership which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer, partner(s) or other owner for their possession and use and provided the Company with a copy thereof.

7.    Confidentiality and Nondisclosure. The Executive shall not, either during or after the term of this Agreement, disclose to any third party any confidential or proprietary material or information relative to the Company or any of its business relationships without the written consent of the Company expect as necessary to perform his duties hereunder. The Executive shall not disclose to the Company, or make any use in the performance of Consulting Services hereunder of any trade secrets or confidential or proprietary item of any other party.

8.    Non-Compete. During the period commencing on the Effective Date and ending one (1) year after the termination of this Agreement, the Executive shall not:

(a)    perform services as a consultant, employee, officer, director or as any other type of adviser, in the specific area of the Company’s business (i.e., discovery and development of oncology focused, epigenetic, cancer drugs to treat and cure life-threatening diseases), for any other entity using the same or a similar business model which competes with the Company; nor

(b)    directly or indirectly recruit or otherwise solicit or induce any employees, other consultants, suppliers or contractors of the Company to terminate their relationships with the Company.

The restrictions against competition set forth in this Section 8 are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time or range of activities as to which it may be enforceable.

9.    Assignment of Inventions. All inventions, discoveries, improvements and patentable or copyrightable works relating to the Company’s compounds, product candidates and products (“Inventions”) initiated, conceived or made by the Executive, either alone or in conjunction with others, made while working in his capacity as an employee of the Company as described herein, shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions. Executive shall assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive shall execute all documents necessary: (a) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection. The provisions of this Section 9 shall survive any termination of this Agreement.

10.    Non-disparagement. In consideration of the foregoing provisions of this Agreement, the parties agree to not, directly or indirectly, make or cause others to make any statement or take any action that could reasonably be construed to be a false or misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning, the other party.

11.    Debarment. Executive represents and warrants that he has not been debarred pursuant to the Federal Food, Drug and Cosmetic Act (“Act”) or excluded from any Federal Health Care Program, including but not limited to, Medicare or Medicaid (“Federal Health Care Program”). In addition, Executive agrees to notify the Company immediately if the Executive is debarred under the Act or excluded under a Federal Health Care Program during the Term. Executive understands that such debarment or exclusion may result in immediate termination of this Agreement.

12.    Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Chief Executive Officer or the Executive, as appropriate, with receipt ackowledged; or (d) three days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed to the Company and Executive at the addresses set forth below. In the case of Salarius, any notice or other communication under this Agreement shall also be given by email to David Arthur at                                 to be deemed sufficiently given.

13.    Effect. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and the Executive’s personal representatives.

14.    Entire Agreement. This Agreement and the Restricted Units Agreement constitute the entire agreement between the parties with respect to the matters set forth herein and supersede all prior agreements and understandings between the parties with respect to the same, including the Prior Agreement and the Offer Letter.

15.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

16.    Amendment and Waiver. No provision of this Agreement, including the provisions of this Section, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

17.    Governing Law. This Agreement will be governed by and construed according to the laws of the State of Delaware as such laws are applied to agreements entered into and to be performed entirely within Delaware between Delaware residents.

18.    Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement. This Agreement may be signed and delivered to the other party by facsimile signature and or email; such transmission will be deemed a valid signature.

19.    Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

SALARIUS PHARMACEUTICALS, LLC

By:	/s/ David. J. Arthur
David J. Arthur
Chief Executive Officer

Company Address:

2450 Holcombe Blvd. Suite J-608
Houston, TX 77021

EXECUTIVE:

/s/ Scott Jordan
Scott Jordan

Address:

EXHIBIT A

Executive Summary

Insurance Benefits Summary Explanation

The Company currently has a health and dental insurance plan (dental insurance is available for children only under the medical plan). The health insurance plan is a Preferred Provider Plan where there is an extensive list of doctors, specialists, hospitals, etc. that are part of the plan’s provider network. There are no referrals necessary and you are free to choose which service providers you select In-Network.

There is a cost and reimbursement difference between In-Network providers and Out-of-Network providers that is very important to pay attention to because it is significant.

In-Network the plan has a $2,000 per person/$4,000 per family deductible per year. The company pays 80% of the premium and contributes 80% of the deductible to a Health Savings Account in quarterly payments for you to use to pay any health-related expenses not covered by the insurance plan.

Out-of-Network providers and services are considerably more expensive due to the more limited nature of the benefit reimbursements provided under the plan.

The Company offers a Dental Plan for adults that contains a tiered reimbursement structure with basic care reimbursed at 100%, preventative care at 80% and restorative care at 50% of reasonable and customary expenses. There is a $1,000 annual maximum benefit available and the deductible must be met before any reimbursements can be paid.

The Company also has a Vision Care Plan through VSP that is a provider network-based plan. The company pays 80% of the premium for regular full-time employees.

With all Company benefits you must consult the Plan Document to confirm benefit eligibility, reimbursement rates and other important matters. The Company may change providers and coverage at the discretion of the Company.